Exhibit 10.1

Fourth Man, LLC

21520 Yorba Linda Blvd., Suite G PMB 335

Yorba Linda, CA 92887

April 11, 2025

Nightfood Holdings, Inc.

520 White Plains Road, Suite 500

Tarrytown, NY 10591

RE:	Amendment No. 3 to the June 2023 Note and August 2023 Note (the “Amendment”)

To whom it may concern:

Reference is made to that (a) certain convertible promissory note originally in the principal amount of $65,000 issued on June 29, 2023, as amended February 1, 2024 and July 22, 2024 (“June 2023 Note”) and that certain convertible promissory note originally in the principal amount of $60,000 issued on August 28, 2023, as amended February 1, 2024 and July 22, 2024 (“August 2023 Note,” together with the June 2023 Note, the “Notes”) by Nightfood Holdings, Inc., a Nevada corporation (the “Company”) to Fourth Man, LLC, a Nevada limited liability company (the “Holder”) and (b) that certain waiver letter dated July 22, 2024 between the Holder and the Company (the “July 2024 Waiver”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Notes.

Pursuant to Section 4.3 of the Notes, the Holder and the Company hereby agree to amend the Notes effective as of February 1, 2025 (the “Effective Date”) as follows:

1.	In each of the Notes, the first sentence of Section 1.2(a) (Calculation of Conversion Price) shall be deleted and replaced in its entirety with the following:

“The per share conversion price into which Principal Amount and interest (including any Default Interest) under this Note shall be convertible into shares of Common Stock hereunder as further described in this Note (the “Conversion Price”) shall equal $0.033 (the “Fixed Price”), provided, however, that if the Common Stock is listed for trading on an Exchange on the respective Conversion Date, then the Conversion Price on such respective Conversion Date shall equal the lesser of (i) the Fixed Price or (ii) the Market Price (as defined in this Note), in each case subject to adjustment as provided in this Note. “Exchange” shall mean any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), NYSE American, or any successor to the aforementioned markets. “Market Price” shall mean the lowest one (1) VWAP (as defined in this Note) of the Common Stock during the five (5) Trading Days immediately preceding the respective Conversion Date. “VWAP” shall mean the lower of the (i) dollar volume-weighted average price for such security on the Exchange during Regular Trading Hours (as defined in this Note), (ii) dollar volume-weighted average price for such security on the Exchange during the pre-market period prior to Regular Trading Hours, or (iii) dollar volume-weighted average price for such security on the Exchange during the after-market period after Regular Trading Hours, in each case as reported by Quotestream or other similar quotation service provider designated by the Holder. “Regular Trading Hours” shall mean “regular trading hours” as defined in Rule 600(b)(88) of Regulation NMS promulgated under the federal securities laws.”

2.	In exchange for the Holder’s execution of this Amendment, the principal amount of the June 2023 Note is hereby increased by $30,000, and after the effect of such increase, the principal balance of the June 2023 Note as of the date of this Amendment is $108,650. In exchange for the Holder’s execution of this Amendment, the principal amount of the June 2023 Note is hereby increased by $30,000, and after the effect of such increase, the principal balance of the August 2023 Note as of the date of this Amendment is $102,600.

3.	The Maturity Date of the Notes are hereby amended from January 23, 2025 to November 1, 2025.

4.	The Effective Period (as defined in the July 2024 Waiver) is hereby amended to the period commencing on February 1, 2025 and expiring on November 1, 2025.

5.	Section 4.6 of the August 2023 Note shall apply to this Amendment.

Further, pursuant to the July 2024 Waiver, the Company was permitted to request an extension of the Maturity Date of January 23, 2025, if made prior to such date. The Holder hereby agrees to waive any Event of Default of the Notes that has occurred under Section 3.1 on or prior to the Effective Date as a result of the Company failing to obtain such extension of the Maturity Date after January 23, 2025.

This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Notes. Except as specifically modified hereby, all of the provisions of the Notes, which are not in conflict with the terms of this Amendment, shall remain in full force and effect. By signing below, the parties hereby consent and agree to the aforementioned amendments and limited waiver.

Very truly yours,

FOURTH MAN, LLC

By:	/s/ Edward Deese
Name:	Edward Deese
Title:	Manager

AGREED AND ACKNOWLEDGED:

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Lei Sonny Wang
Name:	Lei Sonny Wang
Title:	Chief Executive Officer